                                                                    EXHIBIT F
                           [Letterhead, Alex. Brown]


                                        May 20, 1996


AmeriData Technologies, Inc.
700 Canal Street
Stamford, CT 06902

Members of the Board:

     AmeriData Technologies, Inc. ("AmeriData" or the "Company"), General Electric Capital Corporation ("Buyer") and GAC Acquisition I Corp., a Delaware corporation and wholly-owned subsidiary of Buyer (the "Merger Sub"), have proposed to enter into an Agreement and Plan of Merger dated as of May 20, 1996 (the "Agreement"). Pursuant to the Agreement, the Merger Sub will commence a tender offer to purchase all outstanding shares of the common stock, $.01 par value per share (the "Common Stock"), of AmeriData at a price of $16 per share, net to the seller in cash (the "Offer"). The Agreement also provides that following such Offer, Merger Sub will be merged with and into AmeriData (the "Merger"), and that each then outstanding share of Common Stock, other than shares held directly or indirectly by the Company or any wholly-owned subsidiary of the Company or by Buyer, Merger Sub or any other wholly-owned subsidiary of Buyer or as to which dissenters rights have been perfected, will be converted into the right to receive $16 per share in cash. You have requested our opinion as to whether the consideration to be received by the holders of the Common Stock pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders.

     Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. Alex. Brown previously served as initial purchaser in connection with the Company's sale of convertible fixed life aggregated securities. Alex. Brown regularly publishes research reports regarding the computer products and services distribution industry and the businesses and securities of publicly owned companies in that industry in general, and regarding the Company in particular. In the ordinary course of business, we may actively trade the securities of the Company and Buyer (and the ultimate parent of Buyer) for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of the Company and Buyer.

     In connection with our opinion, we have reviewed certain publicly available financial information concerning AmeriData and certain internal financial analyses and other information furnished to us by AmeriData. We have also held discussions with members of the senior management of AmeriData regarding the business and prospects of the Company. In addition, we have (i) reviewed the reported price and trading activity for the Common Stock,

(ii) compared certain financial and stock market information for AmeriData with similar information for certain other computer products and services distribution companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations in the computer products and services distribution industry and considered such other factors as we deemed appropriate.

     We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of AmeriData, we have assumed that such information reflects the best curently available estimates and judgments of management of AmeriData as to the likely future financial performance of AmeriData. In addition, we have not made an independent evaluation or appraisal of the assets of AmeriData, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

     We have been retained by the Board of Directors of the Company as financial advisor solely for the purpose of rendering this opinion and accordingly, we have not been requested to and have not provided any other services in connection with the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did we have discussions or negotiate with any parties, including Buyer, in connection with the Merger.

     Our opinion expressed herein was prepared for the use of the Board of Directors of AmeriData and does not constitute a recommendation to the Company's stockholders as to whether they should tender Common Stock owned by them. We hereby consent, however, to the inclusion of this opinion as an exhibit in any filing made with the Securities and Exchange Commission or in materials required to be distributed to stockholders of AmeriData in connection with the Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the consideration to be received by the holders of the Common Stock pursuant to the Offer and the Merger as contemplated in the Agreement is fair, from a financial point of view, to such holders.

                                        Very truly yours,

                                        /s/ Alex. Brown & Sons Incorporated
                                        -----------------------------------
                                        ALEX. BROWN & SONS INCORPORATED